Exhibit 21.1

SUBSIDIAIRES OF CONSUMER CAPITAL GROUP INC.

Subsidiaries	Place of Incorporation
Keen Point Enterprise Group Limited	Hong Kong, People’s Republic of China
Fortunes Capital Financial Holding (HK) Limited	Hong Kong, People’s Republic of China
Fuqin Huizhong Technology Development (Beijing) Co. Ltd. 富勤惠众融资租赁（北京）有限公司	People’s Republic of China
Fuqin Jinkong Fintech Development (Beijing) Co. Ltd. 富勤金控科技发展（北京）有限公司	People’s Republic of China

Consolidated Variable Interest Entity (“VIE”)	Place of Incorporation
Hengye Technology Development (Beijing) Co. Ltd. 富勤恒业科技发展（北京）有限公司	People’s Republic of China

Subsidiaries of Consolidated VIE	Place of Incorporation
Fortunes Pucheng Credit Management (Beijing) Consulting Co, Ltd. 富勤普诚（北京）信用管理有限公司	People’s Republic of China
Fuqin International Commercial Factoring Co. Ltd. 富勤国际商业保理有限公司	People’s Republic of China
Fortunes Yidai Information Consulting (Beijing) Co, Ltd. 富勤易贷信息咨询（北京）有限公司	People’s Republic of China